EXHIBIT  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2010, with respect to the consolidated financial statements and schedule of Rock of Ages Corporation appearing in the 2009 Annual Report on Form 10-K for the year ended December 31, 2009 of Rock of Ages Corporation to its shareholders which are incorporated by reference in this Registration Statement on the Post-Effective Amendment No. 1 to Forms S-8 (File No. 333-45617, effective February 5, 1998 and File No. 333-128474, effective September 21, 2005). We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Boston, Massachusetts

May 18, 2010